Exhibit 5.1

Rachel Prishkolnik

Vice President General Counsel
Direct Dial: +972 (0)3-925-2651
E-mail: rachelp@gilat.com

July 20, 2009

Gilat Satellite Networks Ltd.
Gilat House
21 Yegia Kapayim Street
Kiryat Arye, Petah Tikva, 49130 Israel

Re: Registration Statement on Form F-3
of Gilat Satellite Networks Ltd.

Ladies and Gentlemen:

        I have acted as counsel to Gilat Satellite Networks Ltd. (the “Registrant”) in connection with the above-captioned Registration Statement filed with the Securities and Exchange Commission on the date hereof relating to the registration under the Securities Act of 1933 of up to 8,121,651 ordinary shares of the Registrant (the “Ordinary Shares”), to be offered by a selling shareholder of the Registrant (the “Selling Shareholder”).

        I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purposes of this opinion.

        On the basis of the foregoing, I am of the opinion that the Ordinary Shares offered for the account of the Selling Shareholder are validly authorized and issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the above-captioned Registration Statement and to the reference to my name under the caption “Legal Matters” in the Prospectus included therein.

Very truly yours, /s/ RACHEL PRISHKOLNIK —————————————— Rachel Prishkolnik Vice President General Counsel Gilat Satellite Networks Ltd.